EXHIBIT 11
                              FIRST COMMERCE CORPORATION AND SUBSIDIARIES

                              COMPUTATION OF EARNINGS PER COMMON SHARE <F1>

                                                  Three Months Ended       Six Months Ended
                                                       June 30                 June 30
                                                ________________________ _______________________
                                                  1995        1994           1995       1994
                                               ___________ _____________ ___________ ___________
Primary earnings per share
_____________________________________
Weighted average number of common
   shares outstanding                           28,946,617  28,865,975   28,958,176  28,851,388
Shares from assumed exercise of options,
    net of treasury stock method                   157,912     168,193      146,044     169,598
                                              _____________ ___________ ____________ ___________
                                                19,104,529  29,034,168   29,104,220  29,020,986
                                              ============= =========== ============ ===========

Net income (in thousands)                          $23,723     $20,292      $34,356     $47,720
Preferred dividend requirements                      1,086       1,087        2,173       2,174
                                              _____________ ___________ ____________ ___________
Income applicable to common shares                 $22,637     $19,205      $32,183     $45,546
                                              ============= =========== ============ ===========
Earnings per common share                          $   .78     $   .66      $  1.11     $  1.57
                                              ============= =========== ============ ===========

Fully diluted earnings per share
_________________________________

Weighted average number of shares
  outstanding, net of shares held in treasury   28,946,617   28,865,975  28,958,176  28,851,388
Shares from assumed exercise of options,
  net of treasury stock method                     186,223      172,408     160,460     181,951
Shares from assumed conversion of dilutive
  convertible notes and debentures:
    Preferred stock                              2,792,675    2,793,284   2,792,787   2,793,672
    Convertible debentures                       3,116,166    3,133,709           -   3,141,208
                                              _____________ ___________ ____________ ___________
                                                35,041,681   34,965,376  31,911,423  34,968,219
                                              ============= =========== ============ ===========
Income applicable to common shares                 $22,637      $19,205     $32,183     $45,546
Expenses that would not have been incurred
  if assumed conversions occurred:
      Preferred dividend requirements                1,086        1,087       2,173       2,174
      Interest expense, net of tax                   1,708        1,715           -       3,455
                                               _____________ ___________ ____________ ___________
Income applicable to common shares plus
  expenses that would not have been incurred
  if assumed conversions occurred                  $25,431      $22,007     $34,356     $51,175
                                               ============= ============ =========== ===========
Earnings per common share                          $   .73      $   .63     $  1.08     $  1.46
                                               ============= ============ =========== ===========

<F1> 1994 data has been restated to include First Bancshares, Inc.

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